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                                                                      EXHIBIT 1d
                             ARTICLES OF AMENDMENT
                                     OF THE
                           ARTICLES OF INCORPORATION
                                       OF
                          WASATCH ADVISORS FUNDS, INC.


      1.     The name of this Corporation is Wasatch Advisors Funds, Inc.

      2. Paragraph (a) of Article IV of the Articles of Incorporation of this Corporation, as previously filed with the Utah Division of Corporations and Commercial Code on April 21, 1993 is amended to read as follows:

                                   ARTICLE IV

             a. The Corporation is authorized to issue a total of one billion shares of Common Stock, with a par value of $.001 per share. Five hundred million of these shares have been authorized by the Board of Directors to be issued in five separate series: one hundred million shares designated as Series A Common Stock of Wasatch Aggressive Equity Fund, one hundred million shares designated as Series B Common Stock of Wasatch Growth Fund, one hundred million shares designated as Series C Common Stock of Wasatch Income Fund, one hundred million shares designated as Series D Common Stock of Wasatch Mid-Cap Fund and one hundred million shares designated as Series E Common Stock of Wasatch Micro-Cap Fund. There are no restrictions on the transfer of shares.

      3. The foregoing amendment to the Articles of Incorporation was adopted on December 9, 1994, in accordance with the requirements of Sections 16-10a-1001 and 16-10a-1006 of the Utah Revised Business Corporation Act.

      4. The foregoing amendment to the Articles of Incorporation has been adopted by the Corporation's Board of Directors without shareholder action, inasmuch as shareholder approval is not required for adoption of the amendment pursuant to Sections 16-10a-601, 16-10a-602 and 16-10a-1002 of the Utah Revised Business Corporation Act and the Corporation's Articles of Incorporation.

      IN WITNESS WHEREOF, these Articles of Amendment of the Articles of Incorporation are hereby executed, effective as of this 20 day of April, 1995.

                                         WASATCH ADVISORS FUNDS, INC.


                                         _______________________________________
                                         Samuel S. Stewart, Jr.
                                         President